UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2009

MAJESCO ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32404	06-1529524
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
160 Raritan Center Parkway,
Edison, New Jersey
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (732) 225-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
The information set forth under this “Item 2.02 Results of Operations and Financial Condition”, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Attached as Exhibit 99.1 is a copy of a press release of Majesco Entertainment Company, dated January 13, 2009, announcing certain financial results for its fiscal fourth quarter and fiscal year ended October 31, 2008.
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(e) On January 8, 2009, Majesco Entertainment Company (the “Company”) entered into an employment agreement (the “Agreement”) with Jesse Sutton, the Company’s Chief Executive Officer. Under the Agreement, Mr. Sutton will retain his current base salary of $363,000 per calendar year (the “Base Salary”). In addition, he will be eligible to (i) receive an annual cash bonus in an amount up to 100% of the Base Salary based on the achievement of the objectives set forth as part of the Company’s bonus plan for executives (the “Annual Cash Bonus”), and (ii) participate in any incentive compensation program(s) (including any long-term incentive programs) provided by the Company. It is expected that such incentive programs will include compensation in the form of equity awards, and have an annual aggregate grant value worth approximately 100% of the Base Salary, which amount may be adjusted by the Board of Directors in its discretion.
In the event that Mr. Sutton’s employment is terminated without Cause or he resigns for Good Reason (both as defined in the Agreement), the Company shall continue to pay Mr. Sutton’s Base Salary then in effect for twelve months following the date of termination on a regular payroll basis (the “Severance Payment”). In addition, the Company shall pay Mr. Sutton, in a lump sum within thirty days of his termination, two payments: (1) a payment equal to the average of the percentages used to calculate Mr. Sutton’s Annual Cash Bonus in each of the previous three fiscal years multiplied by Mr. Sutton’s then-current Base Salary (the “Severance Bonus”) and (2) a payment for accrued but untaken vacation days. Further, all unvested restricted stock, stock options and other equity awards held by Mr. Sutton at the time of such termination shall accelerate and fully vest as of the date of termination. Further still, during the twelve-month severance period, the Company shall continue its contributions toward Mr. Sutton’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination. In the event that such termination or resignation occurs within twenty-four months following a Change of Control (as defined in the Agreement), then Mr. Sutton shall be entitled to receive, within thirty days of his termination: (1) a payment in an amount equal to two years Base Salary; (2) the Severance Bonus; and (3) a payment for accrued but untaken vacation days.
In the event of a termination upon death or for disability, the Company shall have no further obligations other than to pay to Mr. Sutton (or to his estate) the compensation and benefits through the last day of his actual employment by the Company. In addition, in the event of a termination upon Mr. Sutton’s death all unvested restricted stock, stock options and other equity awards then held by him shall accelerate and fully vest as of the date of termination. In addition, in the event of a termination for disability, any unvested restricted stock, stock options and other equity awards held by Mr. Sutton that would have vested (without the occurrence of any other events) over the twelve-month period immediately following the date of termination for disability, shall accelerate and vest as of the date of termination.
The Agreement contains standard confidentiality and non-compete provisions.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
Exhibits
Exhibit No.	Description

10.1	Employment Agreement between the Company and Jesse Sutton, dated January 8, 2009.

*99.1	Press Release dated January 13, 2009.

*	This exhibit is furnished with this report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY
Dated: January 13, 2009

/s/ Jesse Sutton
Chief Executive Officer